EXHIBIT (3)(b)

VERSITY INVEST, LLC

8.00% Unsecured Bonds (A Bonds)

CUSIP No. [•]

ISIN No. [•]

No. [•]	No. of 8.00% Unsecured Bonds (the “A Bonds”): [•] Principal Amount of the Bonds: $[•]

VERSITY INVEST, LLC, a Delaware limited liability company (the “Company”), for value received, promises to pay to [•], or its registered assigns, the principal sum of up to $[•], on the Maturity Date (as defined herein).

Interest Payment Dates: Monthly payments commencing [•] and occurring on each January 15th, February 15th, March 15th, April 15th, May 15th, June 15th, July 15th, August 15th, September 15th, October 15th, November 15th, and December 15th  thereafter until the A Bonds are no longer outstanding.

Record Dates: The last day of each month pertaining to an Interest Accrual Period (as defined in the Indenture).

Reference is made to the further provisions of this Certificate contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed manually or by facsimile by its duly authorized officer.

Dated: [•]

VERSITY INVEST, LLC, a Delaware limited liability company

By:
Name:
Its:	Authorized Signatory

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

The Bonds are the 8.00% Series A Bonds described in the within-mentioned Indenture. Dated: [•].

UMB Bank, N.A., as Trustee,

By:
Name:
Its:	Authorized Signatory

1

(Reverse of Bond)

8.00% Unsecured Bonds (A Bonds)

This Certificate is governed by that certain indenture by and between UMB Bank, N.A. (the “Trustee”) and the Company, dated as of March [__], 2023 (the “Indenture”), as amended or supplemented from time to time, relating to the offer of $75,000,000 in the aggregate of A Bonds of the Company.  Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

SECTION 1. Interest. The Company promises to pay interest on the principal amount of the Bonds represented by this certificate at 8.00% per annum from the date of issuance, up to but not including the third anniversary of the initial issuance date (the “Maturity Date”) subject: (i) to the Company’s ability to extend the Maturity Date for an additional six months in its sole and absolute discretion by providing written notice of such extension after the Repayment Election and at least 60 days prior to the Maturity Date and (ii) any renewal of the A Bonds as prescribed in the Indenture. Any such renewal of an A Bond will be for a term of three years. The Company will pay interest due on the A Bonds on the Interest Payment Dates. Interest on the A Bonds will accrue from the most recent date interest has been paid or, if no interest has been paid, from the date of issuance. The Company shall pay interest on overdue principal and premium, if any, from time to time on demand to the extent lawful at the interest rate applicable to the A Bonds; it shall pay interest on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

SECTION 2. Method of Payment. The Company will pay interest on the A Bonds to the Persons who are registered holders of A Bonds at the close of business on Record Date, even if such A Bonds are canceled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.02 of the Indenture with respect to Defaulted Interest. The A Bonds will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The Company shall pay principal, premium, if any, and interest on the A Bonds in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts (“U.S. Legal Tender”). Principal, premium, if any, interest any other amounts due on the A Bonds will be payable at the office or agency of the Company maintained for such purpose except that, at the option of the Company, the payment of interest may be made by check mailed to the holders of A Bonds at their respective addresses set forth in the Bond Register. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

SECTION 3. Paying Agent and Registrar. Initially, UMB Bank, N.A. will act as registrar, and UMB Bank, N.A. will act as initial paying agent for Bonds issued and held through the book-entry systems and procedures of Depository Trust Corporation (“DTC”) and registered in the name of Cede & Co., or such other entity nominated as nominee holder by DTC.  Phoenix American Financial Services, Inc., will act as paying agent for Bonds held in other name.  The Company may change the paying agent or registrar without notice to the holders of A Bonds. Except as provided in the Indenture, the Company or any of its Subsidiaries may act in any such capacity.

SECTION 4. Indenture. The Company issued the A Bonds under the Indenture. The terms of the A Bonds include those stated in the Indenture for a complete description of the terms of the A Bonds. The A Bonds are subject to all such terms, and holders of A Bonds are referred to the Indenture. To the extent any provision of this Certificate conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

SECTION 5. Optional Redemption. We may redeem the A Bonds, in whole or in part, at any time prior to the Maturity Date. Any redemption of an A Bond will be at a price equal to all accrued and unpaid interest, up to but not including the date on which the Bonds are redeemed, plus 1.1 times the then outstanding principal amount of the A Bonds. If we plan to redeem the A Bonds, we will give notice of redemption not less than 5 days nor more than 60 days prior to any redemption date to each such holder’s address appearing in the securities register maintained by the trustee. The Company will redeem the A Bonds on a first-issued, first-redeemed basis and in the event we elect to redeem less than all of the A Bonds, the particular A Bonds to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.   Except as set forth in this Section 5, or pursuant to Section 3.04 of the Indenture, the A Bonds may not be redeemed by the Company.

2

SECTION 6. Redemption at Option of Holder.

(a)	Beginning immediately and continuing through the Maturity Date, the holders of the A Bonds will have the right to cause the Company to redeem all or any portion of the holder’s A Bonds. To effect a redemption, the applicable holder (the “Redeeming Holder”) must submit a written request to the Company, with a copy to the Trustee, for the redemption of all or a portion of its A Bonds (the “Redemption Request”). All redemptions under this Section 6 will be subject to and limited by the Annual Cap (as defined below). No further redemptions will be permitted under this Section 6 in a calendar year if the sum of the aggregate principal amount of A Bonds previously redeemed during such calendar year pursuant to this Section 6 or Section 3.04 of the Indenture meets or exceeds the Annual Cap. Interest will accrue on any A Bond redeemed hereunder until the actual date of redemption of such Bond, which date shall be not later than 120 days following the Company’s actual receipt of the applicable Redemption Request (the “Redemption Date”). Redemptions will be effected by payment of the applicable Redemption Price (as defined below) on the Redemption Date, as further described below. Any A Bond not accepted for redemption will continue to be outstanding and accrue interest pursuant to its terms.

(b)	For purposes of this Section 6, the capitalized terms set forth below shall have the definitions herein ascribed to them:

(1)	“Annual Cap” shall mean for any calendar year an amount up to fifteen percent (15%) of the outstanding principal amount of Bonds as of January 1 of such calendar year, provided, however, the Annual Cap will be further limited to 3.75% of the principal amount of the outstanding Bonds calculated on a quarterly basis as of the first day of the fiscal quarter in which such redemption occurs (the “3.75% Limit”). To the extent that the 3.75% Limit is not fully used in a given quarter, the unused portion shall not be added to the 3.75% Limit for any future quarter, and any redemptions in excess of such limit or to the extent suspended, shall be redeemed in subsequent quarters on a first come, first served, basis.

(2)	“Redemption Price” shall mean, $900 if redeemed after the first anniversary of the issuance date of the A Bonds, $920 if redeemed after the second anniversary of the issuance date of the A Bonds but before the third anniversary of the issuance date of the Bonds and $940 if redeemed after the third anniversary of the A Bonds, plus any accrued but unpaid interest, on the A Bond due to such Bondholder.

(c)

No later than ten (10) business days following its receipt of a Redemption Request, the Company shall mail a notice to the Redeeming Holder notifying such holder whether its A Bonds are to be redeemed.  The notice shall state that it is a notice of redemption, identify the A Bonds to be liquidated and shall state:

(1)	the Redemption Date;

(2)	the name and address of the Paying Agent; and

(3)

that if the A Bonds to be redeemed have been issued in certificated form, (other than in respect of a global certificate issued to a Depositary), such certificate(s) must be surrendered to the Paying Agent to collect the redemption price.

(d)

No later than the day before the Redemption Date, the Company shall deposit with the Paying Agent (or, if the Company or any Affiliate is the Paying Agent, shall segregate and hold in trust) money sufficient to pay the Redemption Price of all A Bonds to be redeemed on that date. Unless the Company shall default in the payment of the Redemption Price on the A Bonds to be redeemed, Interest on such A Bonds shall cease to accrue after the Redemption Date.

(e)	Except as set forth in this Section 6 and Section 3.04 of the Indenture, the Company shall not be required to make mandatory redemptions with respect to the A Bonds.

3

SECTION 7. Persons Deemed Owners. The registered holder of A Bonds may be treated as its owner for all purposes.

SECTION 8. Amendment, Supplement and Waiver. Any existing Default or compliance with any provision may be waived with the consent of the holders of a majority of the A Bonds then outstanding. Without notice to or consent of any holder of A Bonds, the parties thereto may amend or supplement the Indenture and the A Bonds as provided in the Indenture.

SECTION 9. Defaults and Remedies. If an Event of Default occurs and is continuing, the Trustee or the holders of not less than a majority in aggregate principal amount of the then outstanding A Bonds may declare the principal of, premium, if any, and accrued interest on the A Bonds to be due and payable immediately in accordance with the provisions of Section 6.01. Holders of A Bonds may not enforce the Indenture or the A Bonds except as provided in the Indenture. Subject to certain limitations in the Indenture, holders of a majority in aggregate principal amount of the then outstanding A Bonds may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of A Bonds notice of any continuing Default if it determines that withholding notice is in their best interest in accordance with Section 7.02. The holders of a majority in aggregate principal amount of the A Bonds then outstanding by notice to the Trustee may on behalf of the holders of all of the A Bonds waive any existing Default and its consequences under the Indenture except a Default in the payment of principal of, or interest on, any Bond as specified in Section 6.01(a)(1) and (2).

SECTION 10. Restrictive Covenants. The Indenture contains certain covenants as set forth in Article IV of the Indenture.

SECTION 11. No Recourse Against Others. No recourse for the payment of the principal of, premium, if any, or interest on any of the A Bonds or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the A Bonds or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the A Bonds, waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the A Bonds.

SECTION 12. Authentication. This Certificate shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

SECTION 13. Abbreviations. Customary abbreviations may be used in the name of a holder of A Bonds or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entirety), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

SECTION 14. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP and ISIN numbers to be printed on this Certificate and the Trustee may use the CUSIP or ISIN numbers in notices of redemption as a convenience to holders of A Bonds. No representation is made as to the accuracy of such numbers either as printed on this Certificate or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

SECTION 15. Registered Form. The A Bonds are in registered form within meaning of Treasury Regulations Section 1.871-14(c)(1)(i) for U.S. federal income and withholding tax purposes.

SECTION 16. Governing Law. This Bond and this Certificate shall be governed by, and construed in accordance with, the laws of the State of Delaware.

The Company will furnish to any holder of A Bonds upon written request and without charge a copy of the Indenture.

4